FOR IMMEDIATE RELEASE

American Realty Capital Properties to Host Investor and Analyst Day on July 24, 2013

New York, New York, July 16, 2013 – American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP” or the “Company”) announced today that it will host an Investor and Analyst Day for institutional investors and sell-side analysts in New York, New York commencing at 12:00 p.m. E.T. on Wednesday, July 24, 2013. Nicholas S. Schorsch, Chairman and Chief Executive Officer, along with other members of executive management, will conduct a series of presentations focused on the Company’s recent activity, 2013 mid-year outlook and future initiatives.

A webcast of the event will begin at 12:30 p.m. E.T. and can be viewed at http://www.arcpreit.com/investorday07_24_2013/. Presentations are expected to conclude at 5:30 p.m. E.T. and will be posted to the website following the event. The webcast link can also be found at www.arcpreit.com on both the home page and the investor relations page of the website. A replay will be available for one year following the event.

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. The Company may disseminate important information regarding the company and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Anthony J. DeFazio	Brian S. Block, EVP and CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: (212-415-6500)